FOR RELEASE
3:00 P.M., C.S.T, October 31, 2006

Rochester Medical Reports Record Quarter and Record Year and Declares Two-for-one Stock
Split

Stewartville, MN October 31, 2006

Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its fourth quarter and fiscal year ending September 30, 2006.

The Company reported 58% sales growth with record sales of $6,826,000 for the current quarter compared to $4,314,000 for the fourth quarter of last year. It reported net income for the current quarter of $906,000 or 15 cents per diluted share compared to a net income of $611,000 or 11 cents per diluted share for the fourth quarter of last year. To aid in comparison between the quarters, the Company notes that fourth quarter 2006 results includes $283,000 of non-cash expenses comprised of $95,000 related to non-cash stock option compensation under FAS123R and $188,000 for amortization of intangibles related to the recently announced asset acquisition. The Company also notes that fourth quarter 2005 includes non-cash income of $454,000 as a result of booking a portion of the Company’s deferred tax assets.

The 58% increase in sales came from increases in both Rochester Medical Brand sales and Private Label sales and is mainly attributable to increased international sales of Rochester Medical Brand products resulting from the Company’s previously announced acquisition of certain assets from Coloplast A/S in the United Kingdom. The increase in earnings resulted from higher contribution from increased sales and increased gross profit margins which were 51% this quarter compared to 32% in the fourth quarter of last year.

For the fiscal year ending September 30, 2006 the Company reported record sales of $21,666,000 compared to sales of $15,942,000 for the previous fiscal year. It reported net income for the year of $1,959,000 or 34 cents per diluted share compared to net income of $934,000 or 16 cents per diluted share for the previous year. To aid in comparison between the periods, the Company notes that fiscal 2006 results includes $818,000 of non-cash expenses comprised of $600,000 related to non-cash stock option compensation under FAS123R and $218,000 for amortization of intangibles related to the recently announced asset acquisitions. The increases in sales and earnings for the year are primarily due to the same factors noted above for the quarter.

The Company also announced today that its Board of Directors has declared a two-for-one stock split in the Company’s common stock in the form of a 100 percent stock dividend. The per share data in this release does not reflect the split.

The Company has approximately 5.5 million shares outstanding. Following the split there will be approximately 11 million shares outstanding. The stock split will apply to shareholders of record at the close of business on November 14, 2006, who will receive one additional share for each share then held. Distribution is expected to be made on November 17, 2006.

Commenting on today’s announcements, Rochester Medical CEO and President Anthony J. Conway said, “This has been a very good quarter and a very good year for the Company. Sales and earnings have strengthened nicely, and I think it is important to point out that the Company is generating cash well above the net income figure. I am particularly pleased that the integration of our newly acquired business assets has gone smoothly and that our new UK Team is well organized and moving ahead confidently. I think it is also important to note that close to two thirds of the Company’s sales revenues now come from sale of Rochester Medical branded products. These brands are becoming well recognized around the globe, and we intend to continue our strategic emphasis on growing branded business. We expect continued good performance in the coming year and look forward to new opportunities.”

Regarding the stock split, Conway stated, “We are pleased to take this action which we believe will improve trading liquidity and foster broader ownership of Rochester Medical Corporation common shares.”

The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 4:00 p.m. central time (5:00 p.m. eastern time). This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	1-866-203-3436, password 31516331

International:	617-213-8849, password 31516331

Replay will be available for seven days at:

www.rocm.com or via telephone at 1-888-286-8010, password 51183499.

International Replay: 617-801-6888, password 51183499.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, the uncertainty of successfully integrating and growing the Company’s new UK operations, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation
Press Release - F06 Fourth Quarter
page 4 of 5
Condensed Balance Sheets
	(unaudited)
	September 30,	September 30,
	2006	2005
Assets
Current Assets
Cash and equivalents	$2,906,698	$1,129,876
Marketable securities	—	5,286,553
Accounts receivable	4,494,094	3,204,824
Inventories	4,642,578	3,936,243
Prepaid expenses and other assets	410,267	351,027
Deferred income tax asset	53,000	21,000

Total current assets	12,506,637	13,929,523
Property and equipment	8,239,246	7,561,303
Deferred income tax asset	1,177,999	433,000
Patents, net	271,172	285,194
Intangible assets, net	8,270,157	—
Goodwill	5,487,141	—

Total Assets	$35,952,352	$22,209,020

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,278,450	$283,332
Accrued expenses	1,621,376	744,256
Short term debt	1,681,361	34,000
Current maturities of capital leases	42,084	39,785
Income taxes payable	105,559	—
Deferred revenue	114,287	157,143

Total current liabilities	4,843,117	1,258,516
Long-term liabilities
Long term debt	7,540,737	34,000
Capital leases, less current portion	21,946	64,030
Deferred revenue	449,999	564,286

Total long term liabilities	8,012,682	662,316
Stockholders' equity	23,096,553	20,288,188

Total Liabilities and Stockholder Equity	$35,952,352	$22,209,020

Rochester Medical Corporation
Press Release - F06 Fourth Quarter
page 5 of 5
Summary Statements Of Operations
	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales	$6,826,473	$4,313,742	$21,665,837	$15,941,649
Cost of sales	3,374,888	2,917,301	13,057,090	10,330,113

Gross profit	3,451,585	1,396,441	8,608,747	5,611,536
Gross profit %	51%	32%	40%	35%
Costs and expense:
Marketing and selling	1,147,250	644,617	3,109,207	2,397,816
Research and development	189,982	166,010	759,639	730,105
General and administrative	989,277	467,635	3,344,662	2,126,813

Total operating expenses	2,326,509	1,278,262	7,213,508	5,254,734

Income from operations	1,125,076	118,179	1,395,239	356,802
Other income (expense)
(Loss) on sale of investments	—	—	(103,532)	—
Interest income	31,494	41,715	219,873	138,693
Interest expense	(163,450)	(2,741)	(224,848)	(15,068)

Net income before income taxes	993,120	157,153	1,286,732	480,427
Income tax benefit(Expense)	(86,823)	454,000	672,176	454,000

Net income	$906,297	$611,153	$1,958,908	$934,427

Earnings per common share — Basic	$0.16	$0.11	$0.35	$0.17

Earnings per common share — Diluted	$0.15	$0.11	$0.34	$0.16

Weighted Average Shares:
Basic	5,539,802	5,488,228	5,534,051	5,466,123

Weighted Average Shares:
Diluted	5,927,105	5,698,173	5,832,996	5,714,615